EXHIBIT 99

PRESS RELEASE DATED JANUARY 27, 2016

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2015 RESULTS

NOTABLE ITEMS INCLUDE:

•	OVER 18% INCREASE IN DILUTED EARNINGS PER SHARE FOR THE FOURTH QUARTER OF 2O15 AS COMPARED TO THE FOURTH QUARTER OF 2014

•	DILUTED EARNINGS PER SHARE FOR 2015 INCREASED 9.8% AS COMPARED TO THE PRIOR YEAR

•	NET INTEREST INCOME INCREASED 7.5% FOR THE QUARTER AND THE YEAR AS COMPARED TO THE SAME PRIOR YEAR PERIODS

•	LOANS HELD-FOR-INVESTMENT, NET, INCREASED 22.2% IN 2015

•	DEPOSITS INCREASED 26.7% FOR THE YEAR

•	NONPERFORMING ASSETS TO TOTAL ASSETS DECREASED TO 0.28%

•	CASH DIVIDEND OF $0.07 PER SHARE OF COMMON STOCK DECLARED PAYABLE FEBRUARY 24, 2016, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 10, 2016

WOODBRIDGE, NEW JERSEY, JANUARY 27, 2016....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.13 and $0.45 for the quarter and year ended December 31, 2015, respectively, compared to diluted earnings per common share of $0.11 and $0.41 for the quarter and year ended December 31, 2014, respectively. Earnings for the year ended December 31, 2015, included merger related expenses of $672,000 ($574,000, after tax), or $0.01 per share, related to the merger with Hopewell Valley Community Bank ("Hopewell Valley"). Earnings for the year ended December 31, 2015, also included a charge of $795,000, or $0.02 per share, related to the write-down of deferred assets as a result of tax laws enacted in the City of New York. Earnings for the year ended December 31, 2014, included a reduction of compensation and benefits of $937,000 ($560,000, after tax), or $0.01 per share, related to the settlement of the former Flatbush Federal Savings & Loan Association pension plan. Earnings for the year ended December 31, 2014, also included a charge of $570,000, or $0.01 per share, related to the write-down of deferred assets as a result of tax laws enacted in the State of New York.
“During 2015, in addition to preparing for a seamless closing and business integration related to the $500 million merger with Hopewell Valley, which closed January 8, 2016, Northfield remained focused on its core business and is pleased to report strong results for the year,” stated John W. Alexander, Chairman and Chief Executive Officer. “Through strong loan demand and two loan pool purchases, we were able to increase loans by over 22 percent. Funding for loans was provided primarily through deposit growth, which also allowed us to reduce our borrowings. The resulting growth in assets, and continued shift from investment securities, drove an over 18 percent increase in diluted earnings per share for the quarter, and a 9.8 percent increase for the year. These operating results become even more impressive when considering they are net of the effects both of merger related expenses and costs associated with a change in New York City’s tax laws.”
Continuing, Mr. Alexander added, “I also am pleased to announce, the declaration of a $0.07 per common share dividend by the Board of Directors. This dividend will be payable February 24, 2016, to stockholders of record on February 10, 2016.”

Results of Operations
Comparison of Operating Results for the Year Ended December 31, 2015 and 2014
Net income was $19.5 million and $20.3 million for the years ended December 31, 2015 and 2014, respectively. Significant variances from the prior year are as follows: a $5.7 million increase in net interest income, a $292,000 decrease in the provision for loan losses, a $562,000 decrease in non-interest income, and a $6.1 million increase in non-interest expense.

Net interest income for the year ended December 31, 2015, increased $5.7 million, or 7.5%, primarily due to a $335.1 million, or 13.0%, increase in our average interest-earning assets, partially offset by a 14 basis point decrease in our net interest margin to 2.83%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $520.7 million, partially offset by a decrease in average mortgage-backed securities of $176.5 million. Yields earned on interest-earning assets decreased six basis points to 3.51% for the year ended December 31, 2015, from 3.57% for the year ended December 31, 2014. Interest income for the year ended December 31, 2015, included loan prepayment income of $2.1 million, compared to $1.2 million for the year ended December 31, 2014. Net interest income for the year ended December 31, 2015, also was affected by an increase in interest expense, driven by a $402.5 million, or 21.8%, increase in our average interest-bearing liabilities. The cost of interest-bearing liabilities increased five basis points to 0.88% for the year ended December 31, 2015, as compared to 0.83% for the prior year, resulting from an increase in the cost of interest-bearing deposits, partially offset by lower rates on borrowed funds.

The provision for loan losses decreased $292,000 to $353,000 for the year ended December 31, 2015, from $645,000 for the year ended December 31, 2014. While the loan portfolio has grown during the year, continued improvement in asset quality indicators, non-accrual trends, and general improvement in economic and business conditions, have helped lower the provision. Net charge-offs were $1.9 million for the year ended December 31, 2015, compared to net charge-offs of $390,000 for the year ended December 31, 2014. The increased level of charge-offs was primarily related to five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and then subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the year ended December 31, 2015.

Non-interest income decreased $562,000, or 6.6%, to $7.9 million for the year ended December 31, 2015, from $8.5 million for the year ended December 31, 2014, due to decreases in fees and service charges for customer services of $128,000, income on bank owned life insurance of $135,000, and gains on securities transactions, net, of $566,000. These decreases were partially offset by an increase in other income of $267,000, primarily related to realized gains on sales of other real estate owned properties during the year ended December 31, 2015. Securities losses, net, in 2015 included losses of $396,000 related to the Company’s trading portfolio, while 2014 results included losses of $155,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $6.1 million, or 11.7%, to $58.1 million for the year ended December 31, 2015, from $52.0 million for the year ended December 31, 2014. This was primarily due to a $3.6 million increase in compensation and employee benefits, primarily attributable to increased salary expense and equity compensation expense, related to equity awards issued in June 2014 and May 2015, a $423,000 increase in occupancy costs, attributable to higher rent and real estate taxes, a $579,000 increase in professional fees, primarily attributable to merger expenses associated with the Company's merger with Hopewell Valley Community Bank (Hopewell Valley), which was completed in January 2016, and a $1.3 million increase in other expenses, largely due to an increase in Directors' equity awards. By comparison, non-interest expense for the year ended December 31, 2014, was favorably affected by a pre-tax gain of $937,000 related to the settlement of the former Flatbush Federal Savings & Loan Association pension plan.

The Company recorded income tax expense of $12.0 million for the year ended December 31, 2015, compared to $11.9 million for the year ended December 31, 2014.  The effective tax rate for the year ended December 31, 2015, was 38.0% compared to 36.9% for the year ended December 31, 2014. Income tax expense for the year ended December 31, 2015, included a deferred tax asset write-down of $795,000 related to New York City tax reforms enacted in April 2015, whereas the prior year included a deferred tax asset write-down of $570,000 related to New York State tax reforms enacted in March 2014. The year ended December 31, 2015, also included $574,000 in non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended December 31, 2015 and 2014

Net income was $5.6 million and $4.9 million for the quarters ended December 31, 2015 and 2014, respectively.  Significant variances from the comparable prior year period are as follows: a $1.5 million increase in net interest income, a $176,000 decrease in the provision for loan losses, a $435,000 increase in non-interest expense, and a $607,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2015, increased $1.5 million, or 7.5%, primarily due to an increase in average interest-earning assets of $204.0 million, or 7.4%, while the net interest margin remained level at 2.84%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $431.8 million, partially offset by a decrease in average mortgage-backed securities of $166.4 million and other securities of $58.1 million. Yields earned on interest-earning assets increased seven basis points to 3.53% for the quarter ended December 31, 2015, from 3.46% for the quarter ended December 31, 2014. Interest income for the quarter ended December 31, 2015, included loan prepayment income of $390,000, as compared to $173,000, for the quarter ended December 31, 2014. Net interest income for the quarter ended December 31, 2015, also was affected by an increase in interest expense, driven by a $245.3 million, or 11.8%, increase in our average interest-bearing liabilities. The cost of interest-bearing liabilities increased five basis points to 0.88% for the quarter ended December 31, 2015, as compared to 0.83% for the quarter ended December 31, 2014, driven by an increase in the cost of interest-bearing deposits as well as an increase in the cost of borrowings.

The provision for loan losses decreased $176,000 to a recovery of $119,000 for the quarter ended December 31, 2015, from a provision of $57,000 for the quarter ended December 31, 2014, primarily due to continued improvement in asset quality indicators, non-accrual trends, and a general improvement in economic and business conditions. Net charge-offs were $766,000 for the quarter ended December 31, 2015, compared to net charge-offs of $36,000 for the quarter ended December 31, 2014. Net charge-offs in the fourth quarter of 2015 were primarily related to the aforementioned five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and then subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the quarter ended December 31, 2015.

Non-interest income remained relatively the same at $2.1 million for both quarters ended December 31, 2015, and December 31, 2014.

Non-interest expense increased $435,000, or 3.1%, to $14.4 million for the quarter ended December 31, 2015, from $14.0 million for the quarter ended December 31, 2014. This increase was primarily due to a $523,000 increase in other expenses, attributable to an increase in Directors' equity awards, and a $144,000 increase in data processing fees, partially offset by a $372,000 decrease in compensation and employee benefits, attributable to lower health benefit costs in the fourth quarter of 2015 as compared to the comparable prior year period.

The Company recorded income tax expense of $3.5 million for the quarter ended December 31, 2015, compared to $2.9 million for the quarter ended December 31, 2014. The effective tax rate for the quarter ended December 31, 2015, was 38.4% as compared to 36.9% for the quarter ended December 31, 2014. The quarter ended December 31, 2015 included $137,000 in non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended December 31, 2015, and September 30, 2015

Net income was $5.6 million and $4.7 million for the quarters ended December 31, 2015, and September 30, 2015, respectively. Significant variances from the prior quarter are as follows: a $655,000 increase in net interest income, a $319,000 decrease in the provision for loan losses, a $456,000 increase in non-interest income, a $399,000 decrease in non-interest expense, and a $949,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2015, increased $655,000, or 3.2%, due to a $41.4 million, or 1.4%, increase in average interest-earning assets and a five basis point increase in net interest margin to 2.84% for the quarter ended December 31, 2015 from 2.79% for the quarter ended September 30, 2015. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $136.1 million, partially offset by decreases in average mortgage-backed securities of $50.4 million, other securities of $20.0 million, and deposits in financial institutions of $23.1 million. The quarter ended December 31, 2015, included loan prepayment income of $390,000 as compared to $489,000 for the quarter ended September 30, 2015. Yields earned on interest-earning assets increased by six basis points to 3.53% for the quarter ended December 31, 2015, from 3.47% for the quarter ended September 30, 2015. The cost of interest-bearing liabilities remained relatively stable at 0.88% for the quarter ended December 31, 2015, compared to 0.87% for the quarter ended September 30, 2015.

The provision for loan losses decreased $319,000 to a recovery of $119,000, for the quarter ended December 31, 2015, from a provision of $200,000 for the quarter ended September 30, 2015, primarily due to continued improvement in asset quality indicators and non-accrual trends. Net charge-offs were $766,000 for the quarter ended December 31, 2015, compared to net charge-offs of $61,000 for the quarter ended September 30, 2015, the increase being primarily attributable to the aforementioned five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and then subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the quarter ended December 31, 2015.

Non-interest income increased by $456,000, or 27.4%, to $2.1 million for the quarter ended December 31, 2015, from $1.7 million for the quarter ended September 30, 2015, primarily due to a decrease in losses on securities transactions, net, of $383,000, the majority of which relates to the Company's trading portfolio described above, and a $132,000 increase in other income resulting from a realized gain on the sale of an other real estate owned property.

Non-interest expense decreased $399,000, or 2.7%, to $14.4 million, for the quarter ended December 31, 2015, from $14.8 million for the quarter ended September 30, 2015, due primarily to a $162,000 decrease in professional fees, largely related to lower merger related expenses, and a $231,000 decrease in other expenses.

The Company recorded income tax expense of $3.5 million for the quarter ended December 31, 2015, compared to $2.5 million for the quarter ended September 30, 2015.  The effective tax rate for the quarter ended December 31, 2015, was 38.4%, as compared to 35.0% for the quarter ended September 30, 2015, the higher rate being primarily due to higher pre-tax net income in the quarter ended December 31, 2015.

Financial Condition
Total assets increased $181.7 million, or 6.0%, to $3.20 billion at December 31, 2015, from $3.02 billion at December 31, 2014. The increase was primarily attributable to an increase in loans held-for-investment, net, of $430.7 million, partially offset by a decrease in securities available-for-sale of $229.6 million and a decrease in cash and cash equivalents of $24.9 million.

Total loans held-for-investment, net, increased $430.7 million to $2.37 billion at December 31, 2015, as compared to $1.94 billion at December 31, 2014. The increase was primarily attributable to increases in originated loans held-for-investment, net, and loans acquired, partially offset by a decrease in PCI loans held-for-investment.

Originated loans held-for-investment, net, totaled $1.93 billion at December 31, 2015, as compared to $1.63 billion at December 31, 2014.  The increase was primarily due to an increase in multifamily real estate loans of $246.3 million, or 23.0%, to $1.32 billion at December 31, 2015, from $1.07 billion at December 31, 2014. The following table details our multifamily real estate originations for the year ended December 31, 2015 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$394,694	3.37%	60%	75	V	15 - 30 Years
5,829	4.01%	26%	180	F	15 Years
$400,523	3.37%	59%

Acquired loans increased by $143.3 million to $409.0 million at December 31, 2015, from $265.7 million at December 31, 2014, primarily due to the purchase of $127.4 million of one-to-four family residential real estate loans in the second quarter of 2015 and the purchase of $47.9 million of multifamily loans in the fourth quarter of 2015, partially offset by paydowns. The multifamily loans purchased have a weighted average interest rate of 3.37%, an amortization term of 15 - 30 years, and are geographically located in New York.

PCI loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, decreased to $33.1 million at December 31, 2015, as compared to $44.8 million at December 31, 2014, due to paydowns and sales.  The Company accreted interest income of $4.5 million for the year ended December 31, 2015, as compared to $4.9 million for the year ended December 31, 2014.

Total liabilities increased $215.9 million, or 8.9%, to $2.64 billion at December 31, 2015, from $2.43 billion at December 31, 2014.  The increase was primarily attributable to an increase in deposits of $432.3 million, partially offset by decreases in securities sold under agreements to repurchase of $140.2 million and Federal Home Loan Bank advances and other borrowings of $80.3 million.

Deposits increased $432.3 million, or 26.7%, to $2.05 billion at December 31, 2015, from $1.62 billion at December 31, 2014. The increase was attributable to increases of $146.7 million in certificate of deposit accounts ($116.1 million of which were brokered deposits), $91.8 million in savings accounts, $107.3 million in money market accounts, and $86.5 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $220.5 million, or 28.3%, to $558.1 million at December 31, 2015, from $778.7 million at December 31, 2014.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands) at December 31, 2015:

Year	Amount	Weighted Average Rate
2016	$138,910	1.84%
2017	165,003	1.22%
2018	142,715	1.66%
2019	58,502	1.69%
2020	45,000	1.79%
	$550,130	1.59%

Total stockholders’ equity decreased by $34.1 million to $559.8 million at December 31, 2015, from $593.9 million at December 31, 2014.  This decrease was primarily attributable to stock repurchases of $48.2 million, dividend payments of $12.2 million, and a $2.2 million decrease in accumulated other comprehensive income. These decreases were partially offset by net income of $19.5 million for the year ended December 31, 2015, and $8.9 million in ESOP and stock compensation activity.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2015, and December 31, 2014 (dollars in thousands):

	December 31, 2015	December 31, 2014
Non-accrual loans:
Real estate loans:
Commercial	$5,232	$11,164
One-to-four family residential	2,574	2,205
Construction and land	113	—
Multifamily	559	—
Home equity and lines of credit	329	98
Commercial and industrial	—	408
Total non-accrual loans:	8,807	13,875
Loans delinquent 90 days or more and still accruing:
Real estate loans:
One-to-four family residential	—	708
Commercial and industrial	15	—
Total loans delinquent 90 days or more and still accruing	15	708
Total non-performing loans	8,822	14,583
Other real estate owned	45	752
Total non-performing assets	$8,867	$15,335
Non-performing loans to total loans held-for-investment, net	0.37%	0.75%
Non-performing assets to total assets	0.28%	0.51%
Loans subject to restructuring agreements and still accruing	$22,284	$24,213
Accruing loans 30-89 days delinquent	$21,620	$12,252

The decrease in non-accrual loans from $13.9 million at December 31, 2014, to $8.8 million at December 31, 2015, is primarily due to five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and then subsequently sold in the fourth quarter of 2015. These loans had a net balance of $5.3 million at December 31, 2014.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $21.6 million and $12.3 million at December 31, 2015, and December 31, 2014, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2015, and December 31, 2014 (dollars in thousands):

	December 31, 2015	December 31, 2014
Real estate loans:
Commercial	$13,957	$6,492
One-to-four family residential	4,209	4,353
Multifamily	2,965	1,090
Home equity and lines of credit	374	135
Commercial and industrial loans	104	122
Other loans	11	60
Total delinquent accruing loans	$21,620	$12,252

The increase in the delinquent loans is primarily attributable to one commercial real estate loan with a balance of $5.6 million which is 31 days delinquent and classified as impaired at December 31, 2015. In accordance with the results of the impairment analysis for this loan as of December 31, 2015, no impairment reserve was necessary as the loan is adequately covered by collateral with an estimated fair value of approximately $7.6 million. The borrower continues to pay on a regular, but slow basis.

PCI Loans (Held-for-Investment)

At December 31, 2015, based on contractual principal, 7.9% of PCI loans were past due 30 to 89 days, and 21.4% were past due 90 days or more, as compared to 7.8% and 24.1%, respectively, at December 31, 2014.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices (including nine branches acquired on January 8, 2016, from Hopewell Valley) in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At or For the Three Months Ended			At or For the Year Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.69%	0.65%	0.59%	0.63%	0.73%
Return on equity (ratio of net income to average equity)	3.94	3.21	3.29	3.41	3.07
Average equity to average total assets	17.58	20.24	17.94	18.32	23.75
Interest rate spread	2.65	2.63	2.60	2.63	2.74
Net interest margin	2.84	2.84	2.79	2.83	2.97
Efficiency ratio(2)	61.87	64.27	66.76	64.59	61.36
Non-interest expense to average total assets	1.80	1.87	1.87	1.86	1.88
Non-interest expense to average total interest-earning assets	1.93	2.01	2.01	2.00	2.03
Average interest-earning assets to average interest-bearing liabilities	127.77	133.04	128.40	129.12	139.12
Asset Quality Ratios:
Non-performing assets to total assets	0.28	0.51	0.46	0.28	0.51
Non-performing loans(3) to total loans(4)	0.37	0.75	0.62	0.37	0.75
Allowance for loan losses to non-performing loans held-for-investment(5)	280.78	180.29	179.72	280.78	180.29
Allowance for loan losses to originated loans held-for-investment, net(6)	1.24	1.58	1.32	1.24	1.58
Allowance for loan losses to total loans held-for-investment, net(7)	1.04	1.35	1.12	1.04	1.35

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(5)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (and related reserve balances).

(7)	Includes PCI loans and acquired loans held-for-investment.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2015	December 31, 2014
ASSETS:
Cash and due from banks	$15,324	$14,967
Interest-bearing deposits in other financial institutions	36,529	61,742
Total cash and cash equivalents	51,853	76,709
Trading securities	6,713	6,422
Securities available-for-sale, at estimated fair value	541,595	771,239
Securities held-to-maturity, at amortized cost	10,346	3,609
(estimated fair value of $10,368 at December 31, 2015 and $3,691 at December 31, 2014)
Purchased credit-impaired (PCI) loans held-for-investment	33,115	44,816
Loans acquired	409,015	265,685
Originated loans held-for-investment, net	1,931,585	1,632,494
Loans held-for-investment, net	2,373,715	1,942,995
Allowance for loan losses	(24,770)	(26,292)
Net loans held-for-investment	2,348,945	1,916,703
Accrued interest receivable	8,263	8,015
Bank owned life insurance	132,782	129,015
Federal Home Loan Bank of New York stock, at cost	25,803	29,219
Premises and equipment, net	23,643	26,226
Goodwill	16,159	16,159
Other real estate owned	45	752
Other assets	36,437	36,801
Total assets	$3,202,584	$3,020,869

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$2,052,929	$1,620,665
Securities sold under agreements to repurchase	63,000	203,200
Federal Home Loan Bank advances and other borrowings	495,129	575,458
Advance payments by borrowers for taxes and insurance	10,862	7,792
Accrued expenses and other liabilities	20,885	19,826
Total liabilities	2,642,805	2,426,941
Total stockholders’ equity	559,779	593,928
Total liabilities and stockholders’ equity	$3,202,584	$3,020,869

Total shares outstanding	45,565,540	48,402,083
Tangible book value per share (1)	$11.93	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $179 and $389 at December 31, 2015, and December 31, 2014, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Interest income:
Loans	$23,145	$19,882	$22,077	$87,179	$73,407
Mortgage-backed securities	2,946	3,832	3,134	12,982	16,861
Other securities	36	144	64	328	604
Federal Home Loan Bank of New York dividends	244	201	265	1,149	772
Deposits in other financial institutions	27	20	30	120	57
Total interest income	26,398	24,079	25,570	101,758	91,701
Interest expense:
Deposits	3,050	1,534	2,841	10,423	5,391
Borrowings	2,120	2,801	2,156	9,265	9,961
Total interest expense	5,170	4,335	4,997	19,688	15,352
Net interest income	21,228	19,744	20,573	82,070	76,349
(Recovery) / provision for loan losses	(119)	57	200	353	645
Net interest income after provision for loan losses	21,347	19,687	20,373	81,717	75,704
Non-interest income:
Fees and service charges for customer services	997	1,031	1,047	3,945	4,073
Income on bank owned life insurance	938	963	947	3,767	3,902
(Losses) / gains on securities transactions, net	(5)	17	(388)	(339)	227
Other	192	50	60	525	258
Total non-interest income	2,122	2,061	1,666	7,898	8,460
Non-interest expense:
Compensation and employee benefits	7,254	7,626	7,265	29,760	26,195
Occupancy	2,434	2,353	2,524	10,039	9,616
Furniture and equipment	330	396	349	1,428	1,636
Data processing	963	819	881	3,802	3,680
Professional fees	791	701	953	3,037	2,458
FDIC insurance	398	363	366	1,550	1,306
Other	2,278	1,755	2,509	8,493	7,151
Total non-interest expense	14,448	14,013	14,847	58,109	52,042
Income before income tax expense	9,021	7,735	7,192	31,506	32,122
Income tax expense	3,464	2,857	2,515	11,975	11,856
Net income	$5,557	$4,878	$4,677	$19,531	$20,266
Net income per common share:
Basic	$0.13	$0.11	$0.11	$0.46	$0.41
Diluted	$0.13	$0.11	$0.11	$0.45	$0.41
Basic average shares outstanding	41,373,788	44,996,162	41,495,862	42,285,712	49,006,129
Diluted average shares outstanding	42,668,017	46,114,046	42,644,785	43,478,481	50,032,259

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,311,467	$23,145	3.97%	$2,175,407	$22,077	4.03%	$1,879,695	$19,882	4.20%
Mortgage-backed securities (3)	561,871	2,946	2.08	612,301	3,134	2.03	728,294	3,832	2.09
Other securities (3)	18,107	36	0.79	38,100	64	0.67	76,189	144	0.75
Federal Home Loan Bank of New York stock	23,128	244	4.19	24,285	265	4.33	29,599	201	2.69
Interest-earning deposits in financial institutions	52,032	27	0.21	75,148	30	0.16	48,820	20	0.16
Total interest-earning assets	2,966,605	26,398	3.53	2,925,241	25,570	3.47	2,762,597	24,079	3.46
Non-interest-earning assets	218,125			220,794			212,572
Total assets	$3,184,730			$3,146,035			$2,975,169

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,249,719	$1,541	0.49%	$1,164,887	$1,360	0.46%	$955,753	$644	0.27%
Certificates of deposit	559,019	1,509	1.07	548,488	1,481	1.07	323,044	890	1.09
Total interest-bearing deposits	1,808,738	3,050	0.67	1,713,375	2,841	0.66	1,278,797	1,534	0.48
Borrowed funds	513,136	2,120	1.64	564,898	2,156	1.51	797,770	2,801	1.39
Total interest-bearing liabilities	2,321,874	5,170	0.88	2,278,273	4,997	0.87	2,076,567	4,335	0.83
Non-interest bearing deposits	263,640			258,476			260,886
Accrued expenses and other liabilities	39,282			44,840			35,537
Total liabilities	2,624,796			2,581,589			2,372,990
Stockholders' equity	559,934			564,446			602,179
Total liabilities and stockholders' equity	$3,184,730			$3,146,035			$2,975,169

Net interest income		$21,228			$20,573			$19,744
Net interest rate spread (4)			2.65%			2.60%			2.63%
Net interest-earning assets (5)	$644,731			$646,968			$686,030
Net interest margin (6)			2.84%			2.79%			2.84%
Average interest-earning assets to interest-bearing liabilities			127.77%			128.40%			133.04%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Year Ended
	December 31, 2015			December 31, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$2,149,011	$87,179	4.06%	$1,628,325	$73,407	4.51%
Mortgage-backed securities (2)	620,653	12,982	2.09	797,146	16,861	2.12
Other securities (2)	42,017	328	0.78	79,879	604	0.76
Federal Home Loan Bank of New York stock	25,484	1,149	4.51	21,349	772	3.62
Interest-earning deposits in financial institutions	66,017	120	0.18	41,373	57	0.14
Total interest-earning assets	2,903,182	101,758	3.51	2,568,072	91,701	3.57
Non-interest-earning assets	219,566			207,490
Total assets	$3,122,748			$2,775,562

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,140,508	$4,957	0.43%	$950,234	$2,211	0.23%
Certificates of deposit	512,977	5,466	1.07	306,803	3,180	1.04
Total interest-bearing deposits	1,653,485	10,423	0.63	1,257,037	5,391	0.43
Borrowed funds	594,926	9,265	1.56	588,890	9,961	1.69
Total interest-bearing liabilities	2,248,411	19,688	0.88	1,845,927	15,352	0.83
Non-interest bearing deposits	262,318			236,425
Accrued expenses and other liabilities	39,936			33,911
Total liabilities	2,550,665			2,116,263
Stockholders' equity	572,083			659,299
Total liabilities and stockholders' equity	$3,122,748			$2,775,562

Net interest income		$82,070			$76,349
Net interest rate spread (3)			2.63%			2.74%
Net interest-earning assets (4)	$654,771			$722,145
Net interest margin (5)			2.83%			2.97%
Average interest-earning assets to interest-bearing liabilities			129.12%			139.12%

(1)	Includes non-accruing loans.

(2)	Securities available-for-sale are reported at amortized cost.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.